Exhibit 99.1

News media contact: Trinseo Donna St.Germain Tel: +1-610-240-3307 Email:stgermain@trinseo.com	Investor Contact: Trinseo David Stasse Tel : +1 610-240-3207 Email: dstasse@trinseo.com

FOR IMMEDIATE RELEASE

Barry Niziolek Named EVP and Chief Financial Officer of Trinseo

Berwyn, PA — May 23, 2016 -  Trinseo (NYSE:TSE) has named Barry Niziolek as Executive Vice President and Chief Financial Officer of the company, effective June 13. He also will join the Executive Leadership Team.

Niziolek was most recently Vice President and Controller at DuPont, where he had extensive experience in finance leadership, governance and compliance, board interactions, mergers and acquisitions, risk management, capital structure, corporate planning, new business development, and investor relations. During his 34 years at DuPont, he held a wide range of Finance roles, including as CFO for the titanium and coatings businesses, as well as CFO for the crop protection business.  He also served as finance director for DuPont’s Mexico operations, where he was based in Mexico City. Other DuPont assignments included Investor Relations, Information Systems, Business Analysis and Accounting. He began his career at KPMG as a senior auditor.

“We are extremely pleased to name a CFO of the caliber of Barry Niziolek, who brings to Trinseo more than 30 years of broad finance leadership experience,” said Chris Pappas, President and CEO of Trinseo.  “His depth of experience in the chemical industry and in the context of a large publicly traded company, as well as his track record in leading global organizations, will be valuable as Trinseo continues to drive for sustained financial performance and continued development as an independent publicly traded company.”

Niziolek holds a Master of Business Administration from the University of Delaware, and a Bachelor’s degree in Accounting from Wilkes University.  He is a Certified Public Accountant.

He will be located at Trinseo’s global operating center in Berwyn, PA.

About Trinseo

Trinseo (NYSE: TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solution to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.0 billion in revenue in 2015, with 18 manufacturing sites around the world, and more than 2,200 employees. For more information visit www.trinseo.com.

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Forward Looking Statements

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